Exhibit 5.1
[Letterhead of Reed Smith LLP]
May 13, 2011
Board of Directors
F.N.B. Corporation
One F.N.B. Boulevard
Hermitage, Pennsylvania 16148
Ladies and Gentlemen:
We have acted as counsel to F.N.B. Corporation, a Florida corporation (the “Corporation”), in connection with the proposed sale of securities by the Corporation pursuant to the Registration Statement on Form S-3 (Registration File No. 333-159168) filed with the Securities and Exchange Commission (the “Commission”) on May 12, 2009 (the “Shelf Registration Statement”) by the Corporation pursuant to the Securities Act of 1933, as amended (the “Securities Act”). We are rendering this opinion in connection with the prospectus supplement (the “Prospectus Supplement”), dated May 13, 2011, relating to (i) the offering by the Corporation of 5,250,000 shares of the Corporation’s common stock, par value $.01 per share (the “Common Stock”), and an additional 787,500 shares of Common Stock for which the Corporation has granted the underwriters in the offering an overallotment option (collectively, the “Shares ”), which Shares are covered by the Shelf Registration Statement. We understand that the Shares are to be offered and sold in the manner set forth in the Prospectus Supplement.
We have examined all such documents as we considered necessary to enable us to render this opinion, including but not limited to the Shelf Registration Statement, the prospectus dated May 12, 2009 included in the Shelf Registration Statement, the Prospectus Supplement, the Underwriting Agreement, dated May 13, 2011, by and among the Corporation, Keefe, Bruyette, & Woods, Inc., RBC Capital Markets, LLC and each of the other underwriters named on Schedule A thereto, the corporate minutes, proceedings, records and instruments of the Corporation, and such laws and regulations as we have deemed necessary for purposes of rendering the opinions set forth herein. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents and that the Shares will be issued against payment of valid consideration under applicable law. As to any facts material to the opinions expressed herein, which were not independently established or verified, we have relied upon statements, representations and certifications of officers and other representatives of the Corporation and others.
We express no opinion herein as to the law of any state or jurisdiction other than the statutory laws of the Florida Business Corporation Act and the federal laws of the United States of America.

Based upon the foregoing, it is our opinion that the Shares have been duly authorized and, when issued and delivered by the Corporation against payment therefor as set forth in the Prospectus Supplement, will be validly issued, fully paid and non-assessable.
We have prepared this opinion letter for your use as an exhibit in connection with the filing by the Corporation of a current report on Form 8-K relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Shelf Registration Statement. Registration Statement, and is made as of the date hereof.
We hereby consent to the filing of this opinion as part of the Shelf Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement dated May 13, 2011. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. Except as otherwise set forth herein, this opinion may not be used, circulated, quoted or otherwise referred to for any purpose or relied upon by any other person without the express written permission of this firm.

Very truly yours,
/s/ Reed Smith LLP
Reed Smith LLP